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                                                                   EXHIBIT 10.10

               GEOCITIES "PAGES THAT PAY" AFFILIATES PROGRAM
                            MERCHANT AGREEMEENT


         This Merchant Agreement ("Agreement") is entered as of _______________ 1999 (the "Effective Date") by and between GeoCities, a California corporation, with its principal place of business at 4499 Glencoe Avenue, Marina del Rey, California 90292 ("GeoCities"), and______________, a _______________corporation, with its principal place of business at
____________________("Merchant").

         WHEREAS, GeoCities operates a community oriented World Wide Web ("Web") site (the "GeoCities Site", deemed to include successor and related Web sites) and has organized a GeoCities-branded affiliates program under the name "Pages That Pay" comprising a network of affiliated Web sites and a corresponding network of merchant Web sites whereby certain affiliate sites are linked to certain merchant Web sites and merchants compensate such affiliates for certain commercial activities on such merchant sites which result from user traffic for which the affiliates are directly responsible;

         WHEREAS, GeoCities has entered into an agreement with Be Free, Inc. ("Be Free") for, among other things, Be Free to administer GeoCities' affiliates program using its proprietary technology and services (the "Be Free Agreement");

         WHEREAS, the parties hereto desire that Merchant participate in the GeoCities affiliates program as a merchant;

         AND WHEREAS, GeoCities is willing to enroll Merchant in the affiliates program under the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.  DEFINITIONS.

    1.1 "Affiliate(s)" means an individual or legal entity which (a) GeoCities deems eligible to participate in the Program, (b) agrees to GeoCities' terms and conditions of membership in the Pro-ram, (c) agrees to Merchant Terms and Conditions (as defined in Section 3.4), if any, attached hereto as Exhibit C, and (d) places a Qualifying Link on its own Web site for the purpose of referring potential Customers to Merchant for a Commission.

    1.2 "Affiliate Pageview" means the successful move of a Visitor from an Affiliate's Web site to the Merchant Web site directly through the use of a Qualifying Link.

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    1.3  "Confidential Information" of a Disclosing Party means the following, to the extent previously, currently or subsequently disclosed to the other party hereunder or otherwise: information relating to products, services or technology of the Disclosing Party or the properties, composition, structure, organization, use or processing thereof, or systems therefor, or to the Disclosing Party's other proprietary information including, without limitation, computer programs, code, algorithms, schematics, data, know-how, processes, ideas, inventions (whether patentable or not), names and expertise of employees and consultants and other technical, business, financial, customer and product development plans, forecasts, strategies and information) and the terms and conditions of this Agreement. In particular, but without limitation, Program Technology and modifications or improvements thereto by whomever made shall be considered Confidential Information of GeoCities.

    1.4 "Commission(s)" means the fee(s) Merchant shall pay to Affiliates for Qualifying Transactions under this Agreement and as specified in Addendum No. 1 to this Agreement.

    1.5 "Customer" means any Visitor or Affiliate who completes a commercial transaction through the Merchant Web site or who provides Merchant with Customer Data.

    1.6 "Customer Data" means any and all information reasonably obtainable in connection with commercial transactions enabled or facilitated through the Program concerning GeoCities Members, Customers or potential Customers, whether in separately identifiable or aggregated form, including, without limitation, first or last name; e-mail or other address; postal code; gender or other demographic characteristics; year or date of birth; social security or other tax identification number; occupation or other socioeconomic or financial information; nature, subject matter, date or amount paid in any commercial transaction(s); number or identification of viewed/downloaded Web site(s); preferences or habits; and any other identifying information, whether or not actually provided, collected, derived or deduced, and regardless of its accuracy or completeness.

    1.7 "Disclosing Party" means a party hereto that discloses its Confidential Information to the other party.

    1.8 "FTC Order" means that certain "Agreement Containing Consent Order" issued by the U.S. Federal Trade Commission on June 11, 1998, attached hereto as Exhibit B as well as any and all subsequent or related official materials, regulations, laws, judgements or orders.

    1.9 "GeoCities Member" means a GeoCities customer or other individual or entity which, according to GeoCities' then-current policies and procedures is entitled to participate in the Program as an Affiliate.

    1.10 "Impression" means a Web page containing a Merchant advertising banner, a Merchant text mention of, or a hyperlink to, the Merchant Web site transmitted by GeoCities in response to a request from a Visitor entitled to interact with the GeoCities Site (whether or not such user receives the transmitted Web page).

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    1.11 "Merchant Website" means the Web site owned and/or operated by
Merchant located at the Uniform Resource Locator listed in Addendum No. 1 (and any successor or replacement Web site).

    1.12 "Program" means the network of participating affiliates and merchants, subject to the terms of applicable separate agreements, in GeoCities' affiliates program currently known as "Pages That Pay" wherein affiliates (a) are enabled to generate hypertext links ("Links") from their personalized Web pages to participating merchant Web sites, (b) encourage/enable Visitors to Affiliate Web pages to use Qualifying Links to make purchases and otherwise interact with merchant Web sites, and (c) receive compensation on an agreed upon basis with respect to commercial activity generated by such Qualifying Links.

    1.13 "Program Technology" means any software (in object code fon-n only), hardware or other technology provided to Merchant by Be Free or GeoCities relating to the Program, and all updates, improvements, patches, upgrades, and bug, fixes thereof.

    1.14 "Qualifying Link" means a hypertext link, represented by a graphical icon or text message, from an Affiliate's Web page to Merchant's Web site which effectuates a Qualifying Transaction. A Qualifying Link establishes a direct hyperlink connection enabling Visitors to move from an Affiliate's Web page to Merchant Web site using, a single keystroke or mouse click.

    1.15 "Qualifying Transaction" means a sale or other event as described in Addendum No. 1 to this Agreement which is completed after a direct hyperlink move from Affiliate's Web page to Merchant's Web site through a Qualifying, Link that triggers an obligation on Merchant to pay such Affiliate a Commission under this Agreement. GeoCities shall have sole authority to make determinations of Qualifying, Transactions and such determinations shall be binding on Merchant.

    1.16 "Receiving Party" means a party hereto that receives Confidential Information of the other party.

    1.17 "Start Date" means the date on which the first Affiliate establishes a Qualifying Link to Merchant Web site.

    1.18 "Visitor(s)" means, with respect to an Affiliate's Web page or Merchant Web site, a third party Internet user entitled to interact with such Web site (such as by viewing or downloading material).

    1.19 "Web site" or "Site" or "Web page" means a URL site or page on the Web.

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2.  PROGRAM IMPLEMENTATION AND OPERATION.

    2.1 Subject to the terms and conditions of this Agreement, GeoCities shall have the sole right and responsibility to solicit merchants and affiliates for participation in the Program unless otherwise agreed by GeoCities.

    2.2 Each of the parties agrees to use its commercially reasonable efforts to assist Be Free, and Merchant agrees to use commercially reasonable efforts to assist GeoCities, (in each case, including but not limited to the commitment of adequate technical personnel) in the expeditious installation and testing of software and/or hardware necessary to add Merchant to the Program and to resolve technical issues that arise in connection with Merchant's integration into the Program, including, but not limited to any materials needed for accurate and timely reporting of Qualifying Transaction data into the Be Free system and as further specified in Exhibit A. In the event of Merchant's failure or delay to provide such assistance causing a material delay in the commencement of Merchant's participation in the Program or causing Be Free and/or GeoCities to incur additional costs associated with Merchant's inclusion in the Program, GeoCities may elect either (a) to terminate this Agreement upon notice to Merchant, or (b) to charge Merchant such additional costs which shall be payable by Merchant in accordance with
Section 4.

    2.3 GeoCities shall be solely responsible for compensating Be Free for the reasonable installation costs of adding, Merchant to the Program under this Agreement; provided, however, that if GeoCities reasonably determines such installation costs to be excessive taking into consideration installation costs of integrating other Merchants into the Program, then GeoCities may elect to terminate this Agreement upon notice to Merchant.

3.  PROGRAM MANAGEMENT.

    3.1 GeoCities will provide Merchant with certain program management tools that GeoCities receives from Be Free for use by merchants in the Program to obtain information relating to Qualifying Links, Qualifying Transactions and other relevant data. Merchant shall have access to regular reports reasonably necessary to allow Merchant generally to monitor Qualifying Transactions and Commissions owed to Affiliates.

    3.2 Merchant shall make available in a timely manner at no charge to GeoCities all software, technical data, files, documentation, sample output or other information and resources reasonably required by GeoCities or Be Free for the operation of the Program. Merchant will be solely responsible for, and assumes the risk of, any problems resulting from the content, accuracy, completeness and consistency of such data, materials and information supplied by Merchant. GeoCities shall make available in a timely manner at no charge to Merchant all such software, technical data, files, documentation, sample output or other information and resources that GeoCities determines to be reasonably required by Merchant to participate in the Program.

    3.3 Merchant shall not promote through its participation in the Program or a Qualifying Link or display, sell, rent or make available through a Qualifying Link any materials or content that (i) are sexually explicit or are characterized as "pornographic", "soft

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porn", "adult entertainment", "X", "XX", or "XXX", (ii) promote violence, discrimination against any group (including, without limitation, discrimination based on race, gender, religion, ethnicity, nationality, disability, sexual orientation or age), or engaging in illegal activities or
(iii) contain material or promote the sale, distribution or use of any material that infringes or violates or infringes any contract, publicity, privacy or intellectual property rights. Merchant represents and warrants that (a) it shall comply with all applicable laws of all applicable jurisdictions (including, without limitation, those relating to the protection of intellectual property, export restrictions, consumer protection and taxation) and (b) it has full and unencumbered title to all products distributed or sold through a Qualifying Link.

    3.4 Except as expressly set forth in the terms and conditions, if any should exist on the Effective Date, of Affiliates' participation in Merchant's affiliates program (which terms and conditions shall be attached as Exhibit C hereto) ("Merchant Terms and Conditions"), Merchant may not impose any additional requirements or restrictions on Affiliates' participation in the Program without the prior written consent of GeoCities. Merchant represents and warrants that (i) it will apply Merchant Terms and Conditions in a fair and even manner and (ii) the enforcement of the Merchant Terms and Conditions will not violate any applicable laws or regulations.

    3.5 Merchant shall automatically approve each and every GeoCities Member that wishes to establish a Qualifying Link and become an Affiliate on a preliminary basis; provided, however, Merchant shall have the right to review Affiliate Sites and reject a new Affiliate, within ten (10) business days of the establishment of a Qualifying Link if Merchant reasonably determines that such GeoCities Member's participation would violate GeoCities' terms and conditions of membership in the Program or the Merchant Terms and Conditions. Following such ten (10) business day period Merchant may terminate an Affiliate's Qualifying Link(s) if such Affiliate violates GeoCities' terms and conditions of membership in the Program or the Merchant Terms and Conditions. Notwithstanding the foregoing, Merchant shall provide e-mail notice to GeoCities at least two (2) business days prior to notifying the Affiliate that it has been rejected or terminated by Merchant. Such notice shall identify the rejected or terminated Affiliate, the URL of the Affiliate Site, and a detailed explanation of the bases for rejecting the Affiliate. Notwithstanding the rejection of an Affiliate or termination of a Qualifying Link under this Section 3.5, Merchant shall, under the terms of this Agreement, pay such Affiliate all Commissions earned by the Affiliate for Qualifying Transactions that occurred prior to the Affiliate's rejection or termination, as the case may be.

    3.6 Merchant acknowledges and agrees that GeoCities shall have the sole right and responsibility to host all Web pages relating to link generation, reporting, account management and other functions of the Program. If Merchant wishes to add certain Program functionality (e.g., link generation, profile management, etc.) to the Merchant Web site, it shall submit a written request to GeoCities. Merchant shall have the right to add such functionality to the Merchant Web site only with the consent of both GeoCities and Be Free, which consent will not be unreasonably withheld, and only on terms and conditions to be negotiated by the parties.

4.  PAYMENT TERMS.

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    4.1  Merchant shall timely provide GeoCities with funds with which to pay
Commissions to Affiliates on a calendar quarterly basis according to the terms of the Be Free payment system implemented by GeoCities, in its sole discretion, as part of the Program (the "Payment System"). Such payments shall be made within thirty (30) days following the last day of the applicable calendar quarter.

    4.2 GeoCities shall be responsible for transmitting any payments directly to Affiliates in the form of a check, or by other means determined by GeoCities, in its sole discretion, including, but not limited to, consumer credits or merchant points.

    4.3 GeoCities shall provide such documentation as GeoCities deems reasonably necessary under the Payment System to substantiate payments to Affiliates.

    4.4 The parties shall use best efforts to correct payment errors, whether such errors result in overpayment or underpayment to Affiliates.

    4.5 All late payments by Merchant under this Agreement will be assessed a service fee of one and one-half percent (1.5%) of the amount due per month, to the extent allowed by law. Additionally, Merchant shall pay any collection costs, including reasonable attorneys' fees, incurred by GeoCities in the course of collecting on such overdue or unpaid amounts.

5.  SUPPORT AND MAINTENANCE

    5.1 Merchant acknowledges that support and maintenance for the Program will be provided by Be Free, not GeoCities. The terms of such support and maintenance are more particularly described in Exhibit D hereto. The Program Technology shall, from time to time, be upgraded at no additional cost to Merchant; provided, however, that Merchant uses best efforts to assist (including, but not limited to, the commitment of adequate technical personnel) Be Free and GeoCities in the expeditious installation and testing of software and/or hardware necessary to implement such upgrades in a timely fashion.

    5.2 GeoCities shall work diligently with Be Free to address technical problems with Qualifying Links or other aspects of the Program. In the event equipment failure, human error or other technical problems prevent all Qualifying Links from operating for more than twenty-four (24) consecutive hours, GeoCities will compensate Merchant as follows: GeoCities will provide Merchant with one Impression for each Affiliate Pageview estimated to be lost as a result of the total outage; the estimated number of Affiliate Pageviews lost shall be calculated by multiplying the average number of Affiliate Pageviews per day for the immediately preceding seven (7) calendar days by the number of days of complete outage. The compensation set forth in this
Section 5.2 shall be Merchant's sole and exclusive remedy for any breach of this Section 5 or errors in Qualifying Links or interruption or degradation of services to be performed by GeoCities or Be Free relating to the Program, including, without limitation, GeoCities' failure to provide the required number of Impressions, due to equipment failure, human error or other technical problem.

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6.  AFFILIATE INFORMATION.

    6.1 Subject to the terms and conditions of this Agreement and any applicable laws, rules or regulations, GeoCities shall provide Merchant with information relating to Affiliates as GeoCities deems reasonably necessary to accomplish the purposes of this Agreement ("Affiliate Information").

    6.2 Merchant represents and warrants that it will not resell any Affiliate Information or Customer Data or use Affiliate Information or Customer Data or engage in any other conduct in violation of the FTC Order. Merchant shall cooperate fully with GeoCities, and follow and comply with all reasonable instructions and directions of GeoCities, to ensure compliance with the FTC Order.

    6.3 Merchant shall provide a readily-visible, accessible and otherwise reasonable mechanism on Merchant Web site for Affiliates to request the removal of all personal identifying information relating to such Affiliate from Merchant's database and other records.

    6.4 Merchant shall not solicit, or facilitate any third party to solicit on behalf of Merchant, any Affiliate to join another affiliate program (including, without limitation, Merchant's own affiliate program), to create a mirror Web site for use in another affiliate program and/or to withdraw from the Program. During the term of this Agreement, Merchant may, from time to time, send communications to one or more Affiliates regarding specific product offers of Merchant or otherwise promoting Merchant's products and/or services only; provided that, except with respect to conununications with Customers, (i) the content of such communications is limited to the scope of Merchant's participation status as defined in Addendum No. 1 attached hereto,
(ii) such communications do not promote or reference the products or services of any other party except GeoCities or its affiliates and (iii) Merchant provides GeoCities twenty-four (24) hours prior written notice of such communication including the actual text or a detailed description of the proposed message content, the Affiliates to whom the conununication is to be sent, the means by which the communication is to be transmitted and the approximate time and nature of the transmission. Any breach of this Section
6.4 shall be deemed a material breach of the Agreement and GeoCities may elect to terminate this Agreement upon written notice to Merchant in addition to all other available legal and equitable remedies. Merchant acknowledges that it would be impracticable and extremely difficult to determine the exact amount of GeoCities' damages in the event of Merchant's breach of this
Section 6.4. Accordingly, Merchant and GeoCities agree that, as compensation to GeoCities for any such damages in addition to GeoCities' other legal and equitable remedies, rather than as a penalty to Merchant, Merchant shall pay GeoCities liquidated damages in the amount of ten dollars for each communication transmitted by Merchant to an Affiliate in violation of this
Section 6.4.

    6.5 For a period of twelve (12) months following the effective date of any termination or the expiration of this Agreement, Merchant shall not directly or indirectly contact or communicate with any Affiliates other than Customers.

7.  ADVERTISING, PROMOTION AND TRADEMARKS.

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    7.1  Merchant shall participate in the Program at the participation level set forth in Addendum No. 1 to this Agreement (the "Participation Level"). As a condition to participating in Program at the Participation Level, Merchant shall pay the participation fee as specified in Addendum No. 1 to this Agreement (the "Participation Fee").

    7.2 Merchant will use commercially reasonable efforts to provide art, copy and other materials necessary for the creation of Qualifying Links and other hyperlinks pursuant to this Agreement. Additionally, if Merchant chooses to participate in any promotions in the Program, Merchant shall provide any materials reasonably required by GeoCities for such participation.

    7.3 Merchant hereby grants GeoCities and Affiliates a nonexclusive, nontransferable (except as permitted in Section 16.1), non-sublicensable license to use the Merchant Marks on their respective Web sites solely in connection with the Affiliates' participation in and GeoCities' operation of the Program. "Merchant Marks" shall mean solely the Merchant name, logo and tag lines in the form provided by Merchant to GeoCities for use in the Program under this Agreement; provided, however, that Merchant, from time to time, may change the appearance and/or style of the Merchant Marks, and GeoCities may alter the size of the Merchant Marks to the extent necessary to comply with GeoCities general formatting and publishing requirements. GeoCities hereby acknowledges and agrees that (i) the Merchant Marks are owned solely and exclusively by Merchant, (ii) except as set forth herein, GeoCities has no rights, title or interest in or to the Merchant Marks and
(iii) all use of the Merchant Marks by GeoCities shall inure to the benefit of Merchant. GeoCities agrees not to apply for registration of the Merchant Marks (or any mark confusingly similar thereto) anywhere in the world.

    7.4 Merchant shall have the right to promote the Program on the Merchant Web site provided however, that the form and substance of such promotion shall be subject to GeoCities prior review and written consent, which consent will not be unreasonably withheld. Subject to all the terms and conditions of this Agreement and to GeoCities' right to prior review and approval of Merchant's use of any GeoCities' Marks, GeoCities hereby grants Merchant a nonexclusive, non-transferable (except as permitted in Section 16.1), non-sublicensable license to use the GeoCities Marks on its Web site solely in connection with the prom - otion of the Program under this Section 7.4. "GeoCities Marks" shall mean solely GeoCities' name, logo and tag lines in the form provided by GeoCities to Merchant for promoting the Program under this Agreement; provided, however, that GeoCities, from time to time, may change the appearance and/or style of the GeoCities Marks. Merchant hereby acknowledges and agrees that (i) the GeoCities Marks are owned solely and exclusively by GeoCities, (ii) except as set forth herein, Merchant has no rights, title or interest in or to the GeoCities Marks and (iii) all use of the GeoCities Marks by Merchant shall inure to the benefit of GeoCities. Merchant agrees not to apply for registration of the GeoCities Marks (or any mark confusingly similar thereto) anywhere in the world.

8.  LICENSES.

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    8.1  Subject to the terms and conditions of this Agreement, GeoCities hereby grants Merchant a nonsublicenseable, non-exclusive, non-transferable, worldwide right and license during the term of this Agreement to use the Program Technology internally only to participate in the Program as set forth herein and only as set forth in the documentation provided by GeoCities or Be Free. Merchant has no right to receive, use or examine any source code or design documentation relating to the Program Technology.

    8.2 Other than the rights and licenses expressly granted to Merchant in this Agreement, no rights or licenses, express or implied, are granted or deemed granted hereunder or in connection herewith.

9.  OWNERSHIP.

    9.1 As between the parties, GeoCities, Be Free and their licensors retain all title to, and all right to Program Technology and any intellectual property rights thereto, all copies and derivative works thereof by whomever made, and all related documentation and materials. GeoCities shall have all right, title and interest in and to all Customer Data, Affiliate Information and content created by or otherwise provided by GeoCities in conjunction with the Program.

    9.2 Merchant represents, warrants and agrees not to (i) disassemble, decompile or otherwise reverse engineer the Program Technology or otherwise attempt to learn the source code, structure, algorithms or ideas underlying the Program Technology, to the maximum extent allowed under applicable law,
(ii) rent, lease or otherwise provide temporary access to Program Technology,
(iii) copy, alter or modify the Program Technology, or (iv) allow others to do any of the foregoing.

10. TERM AND TERMINATION.

    10.1 The term of this Agreement and the rights granted herein is set forth in Addendum No. 1 to this Agreement.

    10.2. The Agreement may be terminated immediately upon the following events:

                  (i) if either party ceases to do business, or otherwise terminates its business operation. Additionally, GeoCities may terminate this Agreement if there is a change in Control of Merchant. "Control" for purposes of this provision means the ownership or control, directly or indirectly, of more than twenty-nine percent (29%) of all of the voting shares (or other securities or rights) entitled to vote for the election of directors or other governing authority; or

                  (ii) if either party breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days of written notice describing the breach (except in the event of a breach of Section 6.2, 6.4, 9.2 or 11, in which case termination shall be effective immediately); or

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                  (iii) if either party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding.

    10.3 GeoCities and Merchant shall each have the right immediately to terminate this Agreement upon notice to the other party in the event that such other party commits fraud or violates any law, statute, ordinance or regulation applicable to such party's performance hereunder (including without limitation those governing, export control, consumer protection, unfair competition, anti-discrimination or false advertising).

    10.4 Additional termination rights of the parties, if any, are set forth in Addendum No. 1 to this Agreement.

    10.5 Upon any termination of this Agreement by either party, (i) all rights and licenses granted Merchant and GeoCities under this Agreement shall terminate, (ii) Merchant will immediately cease using and return to GeoCities and/or destroy all GeoCities Confidential Information, Program Technology and other GeoCities materials in its possession, custody or control in whichever form held (including without limitation all documents or media containing any of the foregoing and all copies, extracts or embodiments thereof), (iii) Merchant shall immediately pay all sums due under this Agreement, (iv) GeoCities will immediately cease using and return to Merchant and/or destroy all Merchant Confidential Information and other Merchant materials in its possession, custody or control in whichever form held (including, without limitation, all documents or media containing any of the foregoing and all copies, extracts or embodiments thereof) and (v) all other obligations and rights under this Agreement shall terminate except Sections 1, 4.1, 4.2, 4.4, 4.5, 6.2, 6.3, 6.5 (for a period of twelve (12) months), 9, 10.5, 10.6,
11-14, 15 (for two years) and 16 of this Agreement will continue in accordance with their terms.

    10.6 Each party understands that the rights of termination hereunder are absolute. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party which complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

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11. CONFIDENTIALITY; EXPORT CONTROLS.

    11.1 Each party recognizes that the Confidential Information of the other party (and the confidential nature thereof) are critical to the business of the other party and that it would not enter into this Agreement without assurance that such technology and information and the value thereof will be protected as provided in this Section 11 and elsewhere in this Agreement.

    11.2 The Receiving Party agrees (i) to hold the Disclosing Party's Confidential Information in confidence and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions the Receiving Party employs with respect to its confidential materials), (ii) not to divulge any such Confidential Information or any information derived therefrom to any third person, (iii) not to make any use whatsoever at any time of such Confidential Information except as expressly authorized in this Agreement, and (iv) shall comply with all export laws, restrictions, national security controls and regulations of the United States or other applicable foreign agency or authority, and not to export or re-export, or allow the export or re-export of any such Confidential Information or any copy or direct product thereof in violation of any such restrictions, laws or regulations, or to any Group D: 1 or E:2 country (or any national of such country) specified in the then current Supplement No. 1 to Part 740, or, in violation of the embargo provisions in Part 746, of the U.S. Export Administration Regulations (or any successor regulations or supplement), except in compliance with and with all licenses and approvals required under applicable export laws and regulations, including without limitation, those of the U.S. Department of Commerce.

    11.3. Any employee, contractor or other person given access to any such Confidential Information must have a legitimate "need to know" and shall be similarly bound in writing. Without granting any right or license, the Disclosing Party agrees that the foregoing clauses (i), (ii) and (iii) shall not apply with respect to information the Receiving Party can document (A) is in or (through no improper action or inaction by the Receiving Party, agent or employee) enters the public domain (and is readily available without substantial effort), (B) was rightfully in its possession or known by it prior to receipt from the Disclosing Party, (C) was rightfully disclosed to it by another person without restriction, (D) was independently developed by it by persons without access to such information and without use of any Confidential Information of the Disclosing Party or (E) was required to be disclosed in accordance with applicable law or regulation or by an order, decree or request of any legal, judicial or governmental entity provided that reasonable efforts are undertaken by the Receiving Party to minimize the extent of any required disclosure and to obtain an undertaking from the recipient to maintain the confidentiality thereof. Each party's obligations under this Section 1 1 (except under clause (iv) of Section 11.2) shall terminate, with respect to any particular information, five (5) years after the date of disclosure of such information.

    11.4 The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party's Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Receiving Party

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or third parties unfairly to compete with the Disclosing, Party resulting in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law and to be indemnified by the Receiving Party from any loss or harm, including, without limitation, lost profits and attorney's fees, in connection with any breach or enforcement of the Receiving Party's obligations hereunder or the unauthorized use or release of any such Confidential Information. Merchant acknowledges that it would be impracticable and extremely difficult to determine the exact amount of GeoCities' damages in the event of Merchant's disclosure of the terms and conditions of this Agreement in violation of this Section 11 Merchant and GeoCities agree that, as compensation to GeoCities for any such damages in addition to GeoCities' other legal and equitable remedies, rather than as a penalty to Merchant, Merchant shall pay GeoCities liquidated damages in the amount of the greater of three (3) times (i) the amounts in aggregate paid by Merchant hereunder during the twelve (12) month period prior to the date the first such disclosure occurred or (ii) the amounts in aggregate to be paid by Merchant during the remainder of the term of the Agreement following the date of the first such disclosure. The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach. Any breach of this Section 11 will constitute a material breach of this Agreement.

12. INCIDENTAL AND CONSEQUENTIAL DAMAGES. EXCEPT FOR A BREACH OF SECTION 6.2, 6.4, 6.5, 9.2 OR 1 1, NEITHER GEOCITIES NOR MERCHANT WILL BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS) WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT.

13. LIMITATION OF LIABILITY; DISCLAIMER.

    13.1 GEOCITIES MAKES NO REPRESENTATIONS THAT THE OPERATION OF THE SERVICE WILL BE UNINTERRUPTED OR ERROR FREE. GEOCITIES HAS NO RESPONSIBILITY FOR THE CONTENT, QUALITY AND ACCURACY OF THE PRODUCTS, SERVICES OR WEB SITES OF MERCHANT, AFFILIATES OR BE FREE. UNDER NO CIRCUMSTANCES WILL GEOCITIES BE RESPONSIBLE OR LIABLE TO MERCHANT OR ANY OTHER PERSON OR ENTITY FOR THE TRANSACTIONS OR ANY NEGLIGENCE OF MERCHANT, AFFILIATES OR VISITORS.

    13.2 GEOCITIES MAKES NO EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

    13.3 NEITHER PARTY WELL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES, TECHNOLOGY OR RIGHTS OR FOR ANY AMOUNTS

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

AGGREGATING IN EXCESS OF AMOUNTS PAID TO IT (IN THE CASE OF GEOCITIES) OR (IN THE CASE OF MERCHANT) PAID AND PAYABLE BY IT HEREUNDER IN THE TWELVE MONTH
(12) PERIOD BEFORE THE CAUSE OF ACTION AROSE. THE LIMITATIONS OF THIS SECTION
13.3 SHALL NOT APPLY TO EITHER PARTY'S INDEMNITY OBLIGATIONS UNDER SECTION 14 OR TO A PARTY'S BREACH OF SECTION 6.2, 6.4, 6.5, 9.2 OR 11.

14. INDEMNIFICATION. GeoCities will defend or settle at its expense all claims, suits and proceedings, civil or criminal, (including, without limitation, government agency proceedings) against Merchant and its directors, officers, employees, contractors and agents from any third party claims, liability, damage, cost and expense (including attorneys' fees and costs of suit) to the extent they arise out of (i) fraud, negligence or willful misconduct of GeoCities in the operation of the Program, (ii) fraud, negligence or willful misconduct of Be Free in the performance of services relating to the Program or (iii) Merchant's use of Program Technology in compliance with this Agreement that infringes any third party's intellectual property rights. Merchant will defend or settle at its expense all third party claims, suits and proceedings, civil or criminal, (including, without limitation, government agency proceedings) against GeoCities and its directors, officers, employees, contractors and agents from any claims, liability, damage, cost and expense (including attorneys' fees and costs of suit) to the extent they arise out of (a) fraud, negligence or misconduct Merchant in the operation of Merchant's Web site (including, without limitation transactions involving the sale of products or services via Merchant's Web site), (b) infringement of any third party's intellectual property rights by any product displayed, promoted, distributed or sold via Merchant's Web site, (c) disputes with any Affiliate relating to participation in Merchant's affiliate program, (d) Merchant's collection, use or distribution of any Customer Data or Affiliate Information or any act or omission to act by Merchant causing GeoCities to violate the FTC Order or (e) the content of any promotional materials supplied by Merchant to GeoCities. Each party (the "Indemnitor") shall indemnify and hold harmless the other party, its directors, officers, employees, contractors and agents (each, an "Indemnitee") against and from damages, costs, expenses and attorneys' fees, if any, finally awarded in such suit or the amount of the settlement thereof; provided that (w) the Indemnitor is notified in writing as soon as reasonably possible of such claim or suit, (x) the Indemnitor shall have the sole control of the defense and/or settlement thereof, (y) each Indemnitee furnishes to the Indemnitor, on request, information available to such Indemnitee for such defense, and (z) each Indemnitee reasonably cooperates in any defense and/or settlement thereof as long as the Indemnitor pays all of the Indemnitee's reasonable out of pocket expenses and attomeys' fees. Each party is in no way authorized to agree to any settlement, compromise or the like which would require the other party to make any payment, or bear other obligations.

15. AUDIT. During the term of this Agreement and for a period of two (2) years thereafter, Merchant and GeoCities shall keep and maintain detailed and accurate books and records with regard to amounts payable by such party hereunder. During the term of this Agreement and for a period of two (2) years following termination or expiration of this Agreement, each party may appoint an independent certified public accountant from a Big Five accounting firm to review and audit such books and records of the other party no more than twice per year, during normal business hours upon reasonable notice to the other party and at the auditing party's expense; provided that the audited party will bear such expense fully if the review or audit shows an

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

underpayment of five percent (5%) or more of the amount subject to the audit. The audited party shall promptly pay any underpayment revealed by the audit.

16. GENERAL.

    16.1 ASSIGNABILITY. Each party shall not, directly or indirectly, assign, transfer, divide, share or sublicense this Agreement, or any or all of its performance, rights or obligations hereunder to any third party without the other party's prior written consent, except in the case of GeoCities' acquisition by Yahoo!, Inc. ("Yahoo") GeoCities may assign its rights and obligations under this Agreement to Yahoo or any affiliate thereof without Merchant's consent. Any purported assignment in violation of this Section
16.1 shall be null and void. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

    16.2 WAIVER. Any failure on the part of any party to enforce at any time, or for any period of time, any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of the right of such party thereafter to enforce each and every such provision. No waiver will be binding unless executed in writing by the party making the waiver.

    16.3 SEVERABILITY. If a court of law finds any provision of this Agreement unenforceable, the parties agree to replace the offending provision with an enforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision and all other terms shall remain in full force and effect.

    16.4 FORCE MAJEURE. No party shall be liable hereunder by any reason of any failure or delay in the performance of its obligations hereunder (except payment of money) on account of strikes, riots, insurrection, fires, floods, storms, explosions, war, governmental action, labor conditions, earthquakes, material shortages or any other cause which is beyond the reasonable control of such party. If a force majeure event continues in effect for more than thirty (30) consecutive days, then either party may terminate this Agreement, as its sole remedy, without any further obligation of either party hereunder.

    16.5 NO THIRD PARTY BENEFICIARIES. Except as otherwise expressly provided herein, the provisions of this Agreement are for the benefit of the parties hereto and not for any other person or entity. This Agreement shall not provide any non-party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference hereto.

    16.6 NOTICE. All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement will be in writing, and will be deemed to have been duly given if sent by telecopy or facsimile transmission, answer back requested, or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties to this Agreement at the address for such party set forth in the first paragraph of this Agreement or to such other address as

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

either party will have furnished to the other by notice given in accordance with this Section 16.6. Such notice will be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, on the date of transmission unless transmitted after normal business hours, in which case on the following date, (iii) if mailed, upon the date of first attempted delivery.

    16.7 MODIFICATION. No alteration of or modification to this Agreement shall be effective unless made in writing and executed by the authorized representative of both parties.

    16.8 RELATIONSHIP OF PARTIES. The parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, or agency relationship between the parties.

    16.9 GOVERNING LAW. This Agreement will be governed by and construed under, the legal relations between the parties hereto and all disputes related thereto will be determined in accordance with, the laws of the State of California, without giving effect to such state's conflict of law principles. The parties hereby submit to the personal jurisdiction of, and agree that any legal proceeding with respect to or arising under this Agreement will be brought in, the state and federal courts sitting in the State of California.

    16.10 ATTORNEYS FEES. If any suit is brought, or an attorney retained to collect any money due under this Agreement, or to collect a judgment for breach of this Agreement, the prevailing party will be entitled to recover, in addition to any other remedy, reimbursement for reasonable attorneys' fees, court costs, investigation costs and other related expenses incurred in connection therewith.

    16.11 ENTIRE AGREEMENT. This Agreement, together with all exhibits and addenda attached hereto, constitutes the entire agreement between the parties with respect to the subject matter thereof, and supersedes all prior agreements, understandings and other communications between the parties with respect to the subject matter hereof. The terms of this Agreement shall control in the event of a conflict with any of the provisions contained in an exhibit or addendum hereto.

    16.12 PUBLICITY. To the extent that a press release is desired by the parties, Merchant and GeoCities will prepare and distribute a joint press release. The contents and timing of the release (or releases) shall be as mutually agreed by the parties. Neither party will issue any further press releases or make any other disclosures regarding this Agreement or its contents without the other party's prior written consent or except as may be required by law in the opinion of such party's counsel.

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

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement the day and year first above written.

            GEOCITIES                            MERCHANT:
                                                          --------------------

            By:                                  By
               -------------------------           ---------------------------
            Name:                                Name:
                 -----------------------              ------------------------
            Title:                               Title:
                  ----------------------               -----------------------


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    [***] indicates confidential treatment for omitted text has been requested.

                                 ADDENDUM NO. 1
                           TO GEOCITIES PAGES THAT PAY
                               MERCHANT AGREEMENT


(1)  QUALIFYING TRANSACTION(S).

The term "Qualifying Transaction(s)" shall have the following meaning:

A Qualifying Transaction is one in which Merchant receives full payment, and customer accepts goods and/or services after purchasing through a Qualifying Link, as determined by GeoCities in its sole discretion.

(2)  COMMISSION(S).

The term "Commission(s)" shall have the following meaning:
Affiliates shall receive a Commission of [***] of every Qualifying Transaction.

(3)  MERCHANT CATEGORY.

The term "Merchant Category" shall have the following meaning:
The category on the Merchant Center into which said Merchant is placed.

Except as expressly stated, nothing in this Agreement implies or grants to Merchant exclusivity of any kind within the Merchant Category or otherwise.

Merchant will be placed into the following Merchant Category:

         Gourmet Food Online

(4)  MERCHANT PARTICIPATION LEVEL.

Subject to Merchant's payment of the Merchant Participation Fee (defined in Section (5) below), Merchant shall enjoy the following benefits in the Program:

         (a) Persistent links to the Merchant's Program sign-up page will be placed on each of the following homepages on a rotating, periodic basis at the discretion of GeoCities in accordance with the other terms of this Agreement: the homepage of the Program Sales Center, Program Merchant Selection Center and Program Link Generation Center and on any successor pages.

         (b) Subject to Merchant's payment of all current fees due hereunder, Merchant shall receive [***] Impressions per month throughout the term of this Agreement.

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    [***] indicates confidential treatment for omitted text has been requested.

                Such Impressions shall be of the following types:

                           [***]    banner impressions per month;

                           [***]    text impressions (which will provide links
                           to the Merchant's Affiliate registration area on GeoCities) per month; and

                           [***]    Impressions for promotion of the
                           Recipe Finder Gadget on the GeoCities website.

                           Such Impressions shall be delivered and scheduled at GeoCities sole discretion.

         (c) GeoCities shall, in its sole discretion, send e-mail messages from time to time to Affiliates relating to the Program (each communication to Affiliates, an "Affiliate E-mail"). Subject to the terms and conditions of this Agreement and GeoCities' reasonable policies regarding promotional materials, Merchant shall have the right to placement in up to [***] Affiliate E-mails to current Affiliates in which Merchant may message Affiliates regarding specific programs of a commercial nature.

         (d) For the duration of this Agreement, Merchant will be identified on the Affiliate registration page of the Program and other Web pages of the GeoCities Site at which an individual may apply, or otherwise register, to become a GeoCities Member; provided that GeoCities, in its sole discretion, continues the practice of listing Program merchants on such registration pages.

         (e) Subject to availability and at GeoCities' sole discretion, Merchant may have the option from time to time to purchase Impressions in addition to the number of Impressions set for in subsection (b) above at a rate not to exceed [***] per one thousand (1,000) Impressions.

         (f) Merchant shall receive the opportunity to allow GeoCities members to place a link ("Recipe Finder Gadget") on their websites to the website with the URL:
                < http//:www.greatfood.com/products/grtfood/html/gfrecipe.htm >
                or any successor URLs ("Recipe Finder Website") by using tools provided by GeoCities in the Gadget Factory area of the GeoCities website.

(5) FEES.

         (a)    MERCHANT PARTICIPATION FEE.

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Beginning on the Effective Date and throughout the term of the Agreement,
Merchant shall pay [***] per calendar month to GeoCities in consideration for the benefits set forth in Section (4) above ("Merchant Participation Fee"). If the Effective Date of said Agreement is not the first 1st day of the calendar month, the payments for the first and last calendar months will be prorated accordingly.

         (b)    BOUNTY ACQUISITION FEE.

Merchant shall also pay GeoCities a fee in connection with each Affiliate ("Bounty Acquisition Fee") on a calendar quarterly basis as follows:

       NUMBER OF AFFILIATES REGISTERED              BOUNTY ACQUISITION FEE PER INCREMENTAL AFFILIATE
       -------------------------------              ------------------------------------------------
       0 - 10,000                                   [***]
       Over 10,000                                  [***]

         (c)    Payment Terms.

         All payments to GeoCities under this Agreement shall be paid on or before the tenth (10th) day of the calendar month following the period during which such amounts accrue. Late payments shall be subject to the terms of Section 4.5 of the Agreement.


(6)  DEFINITION OF "MERCHANT WEBSITE": < http://www.greatfood.com > .


(7)  TERM; TERMINATION.

This Agreement shall remain in force from April 25, 1999 through April 25, 2000.

Merchant shall have a one-time right to terminate the program after July 24, 1999 should GeoCities fail to enroll [***] Affiliates by July 23, 1999 ("Termination Option"). Should Merchant elect to exercise the Termination Option pursuant to this section, Merchant shall be required to provide GeoCities with written notice of its intention to terminate ("Notice of Termination") by 5:00 p.m. Pacific Time on July 23, 1999 in accordance with Section 16.6 of the Agreement.

Upon expiration or termination of the Agreement, Recipe Finder Gadgets will no longer link to the Recipe Finder Website and may be removed from GeoCities member websites. Furthermore, GeoCities members will be unable to add new Recipe Finder Gadgets to their websites. However, if Recipe Finder Gadget deactivation is the result of election by the Merchant of the Termination Option described in the preceding paragraph, Merchant shall have the one-time right to elect to maintain links from Recipe Finder Gadgets to the Recipe Finder

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Website as well as to enable GeoCities members to add new recipe Finder
Gadgets to their websites for an additional twelve (12) months ("Gadget Extension"). Merchant can exercise the Gadget Extension option only upon exercise of Merchant's Termination Option.

If Merchant elects the Gadget Extension option, Merchant shall be required to provide notice to GeoCities, in writing, at the same time as Merchant provides GeoCities with the Notice of Termination. If Merchant elects the Gadget Extension option, Merchant shall be required to pay GeoCities a fee of [***] per month ("Gadget Extension Maintenance Fee") in addition to a percentage of all gross receipts from sales ("GeoCities Percentage") generated after a direct hyperlink move from a GeoCities website to the Recipe Finder Website when this move occurs by means of a mouse click or similar action on the Recipe Finder Gadget. The rate of the GeoCities Percentage shall be determined by mutual agreement of both parties, on or before July 1, 1999. Both the Gadget Extension Maintenance Fee and the GeoCities Percentage shall be subject to the payment terms described in Section (5)(c) above. GeoCities shall be entitled to audit rights as described in Section 15 of the Agreement.

(8)  ADDITIONAL PROMOTIONAL EFFORTS.

For the duration of this Agreement, GeoCities will use reasonable commercial efforts to promote the Program.


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